SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                 Form 8-K/A


                               CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






Date of Report (Date of earliest event reported): February 16, 1996
                                                 ------------------



                      AMERICAN WATER WORKS COMPANY, INC.
     -------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



Delaware                            1-3437-2          51-0063696
- ------------------------------------------------------------------------
(State or other jurisdiction      (Commission       (IRS Employer
of incorporation)                  File Number)      Identification No.)


1025 Laurel Oak Road, P.O. Box 1770, Voorhees, New Jersey       08043
- ------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code:  (609) 346-8200
                                                     -------------------

















                                  Page 2                          FORM 8-K/A

     The Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report of Form 8-K filed on March 1, 1996 as set forth in the pages attached hereto:

                  (List all such items, financial statements,
                       exhibits or other portions amended)

                The following items of the Form 8-K are amended:
                Item 7. Financial Statements, Pro Forma Financial
                Information and Exhibits.



     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     American Water Works Company, Inc.
                                     (Registrant)



                                     BY: /s/ George W. Johnstone
                                         --------------------------
                                         George W. Johnstone
                                         President and Chief
                                         Executive Officer

DATE: April 3, 1996






























                                  Page 3                           FORM 8-K/A

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
         ------------------------------------------------------------------

     A current report on Form 8-K was filed on March 1, 1996 by the Registrant describing a subsidiary's acquisition (the "Acquisition") of the regulated water operations and certain related assets (the "Acquired Business") of PG Energy Inc., formerly known as Pennsylvania Gas and Water Company, a subsidiary of Pennsylvania Enterprises, Inc., as required under
Item 2 of Form 8-K. This Form 8-K/A provides audited financial statements as of December 31, 1995 and for the twelve month period then ended and pro forma information for the Acquired Business which were previously unavailable pursuant to Item 7(a)(4) and Item 7(b)(2), respectively.

     Pursuant to Item 7 of Form 8-K, the tables on pages 4 through 8 set forth the unaudited pro forma financial statements which give effect to the Acquisition accounted for as a purchase. The unaudited pro forma balance sheet presents the combined financial position of the Registrant and the Acquired Business as of December 31, 1995 assuming that the Acquisition had occurred as of December 31, 1995. Such pro forma information is based upon the historical balance sheet data of the Registrant and the Acquired Business as of that date. The unaudited pro forma condensed statement of income gives effect to the Acquisition by combining the results of operations of the Registrant for the year ended December 31, 1995 with the results of operations of the Acquired Business for the year ended December 31, 1995 on a purchase method basis. The Report of Independent Public Accountants and the audited financial statements of the Acquired Business are set forth on pages 9 through 23.

     The pro forma financial information reflects pro forma adjustments that are based upon available information and certain assumptions that the Registrant believes are reasonable. The pro forma information does not necessarily reflect the results of operations or the financial position of the Registrant that actually would have resulted had the transaction to which pro forma effect is given been consummated as of the date or for the period indicated. The amounts contained in this Form 8-K/A are subject to adjustment based on a balance sheet as of February 16, 1996 pursuant to the terms of the Asset Purchase Agreement.

     There are no exhibits included with this Form 8-K/A.




















                                  Page 4                         FORM 8-K/A
                     Pro Forma Balance Sheet (Unaudited)
                              (In thousands)
                                                              Pro Forma
                                                         -------------------
                               Registrant  Acquired    Adjust-
                              (Historical) Business    ments      Combined
                               ----------  ----------  --------   ----------
ASSETS
Property, plant and equipment
  Utility plant - at original
   cost less accumulated
   depreciation                $2,884,681  $  354,203  $          $3,238,884
  Utility plant acquisition
   adjustments                     34,974      14,538     6,500(a)    56,012
  Other utility plant
   adjustments                        147                                147
  Non-utility property, net
   of accumulated
   depreciation                    20,144                             20,144
  Excess of cost of
   investments in
   subsidiaries over book
   equity at acquisition           22,638                             22,638
                               ----------  ----------  --------   ----------
                                2,962,584     368,741     6,500    3,337,825
                               ----------  ----------  --------   ----------
Current assets
  Cash and cash equivalents        23,204                             23,204
  Temporary investments - at
   cost plus accrued interest         513                                513
  Customer accounts receivable     61,786       7,134                 68,920
  Allowance for uncollectible
   accounts                        (1,030)       (446)                (1,476)
  Unbilled revenues                47,790       4,627                 52,417
  Miscellaneous receivables         4,571                              4,571
  Materials and supplies            9,599       1,169                 10,768
  Deferred vacation pay             9,374                              9,374
  Other                             8,563         272                  8,835
                               ----------  ----------  --------   ----------
                                  164,370      12,756                177,126
                               ----------  ----------  --------   ----------
Regulatory and other long-term assets
  Regulatory asset - income taxes
   recoverable through rates      172,265                            172,265
  Funds restricted for
   construction                    13,927                             13,927
  Debt and preferred stock
   expense                         20,753       5,165                 25,918
  Deferred pension expense         16,468                             16,468
  Deferred postretirement
   benefit expense                 11,418                             11,418
  Tank painting costs               8,901                              8,901
  Other                            32,455      20,588                 53,043
                               ----------  ----------  --------   ----------
                                  276,187      25,753                301,940
                               ----------  ----------  --------   ----------
                               $3,403,141  $  407,250  $  6,500   $3,816,891
                               ==========  ==========  ========   ==========

                                  Page 5                          FORM 8-K/A
                     Pro Forma Balance Sheet (Unaudited)
                              (In thousands)

                                                            Pro Forma
                                                         -------------------
                               Registrant  Acquired    Adjust-
                              (Historical) Business    ments      Combined
                               ----------  ----------  --------   ----------
CAPITALIZATION AND LIABILITIES
Capitalization
  Common stockholders' equity   $ 818,939  $           $          $  818,939
  Preferred stocks with
   mandatory redemption
   requirements                    40,000                             40,000
  Preferred stocks without
   mandatory redemption
   requirements                    11,673                             11,673
  Preferred stocks of
   subsidiaries with mandatory
   redemption requirements         42,326                             42,326
  Preferred stocks of
   subsidiaries without
   mandatory redemption
   requirements                     6,288                              6,288
  Long-term debt
    American Water Works
     Company, Inc.                116,000                            116,000
    Subsidiaries                1,268,649     140,420              1,409,069
                               ----------  ----------  --------   ----------
                                2,303,875     140,420              2,444,295
                               ----------  ----------  --------   ----------
Current liabilities
  Bank debt                       148,639               266,670(b)   415,309
  Current portion of long-term
   debt                            44,321         677                 44,998
  Accounts payable                 43,300                             43,300
  Taxes accrued, including
   federal income                  13,098                             13,098
  Interest accrued                 26,263       1,828                 28,091
  Accrued vacation pay              9,512                              9,512
  Other                            35,940                             35,940
                               ----------  ----------  ---------  ----------
                                  321,073       2,505    266,670     590,248
                               ----------  ----------  ---------  ----------














                                  Page 6                          FORM 8-K/A
                     Pro Forma Balance Sheet (Unaudited)
                              (In thousands)

                                                            Pro Forma
                                                         -------------------
                               Registrant  Acquired    Adjust-
                              (Historical) Business    ments      Combined
                               ----------  ----------  --------   ----------
Regulatory and other long-term
 liabilities
  Advances for construction       131,141       2,419                133,560
  Deferred income taxes           356,608                            356,608
  Deferred investment tax
   credits                         38,515                             38,515
  Accrued pension expense          30,652                             30,652
  Accrued postretirement
   benefit expense                  9,100                              9,100
  Other                             3,840                              3,840
                               ----------  ----------  --------   ----------
                                  569,856       2,419                572,275
                               ----------  ----------  --------   ----------
Contributions in aid of
 construction                     208,337       1,736                210,073
                               ----------  ----------  --------   ----------
Commitments and contingencies
                               ----------  ----------  --------   ----------
                               $3,403,141  $  147,080  $266,670   $3,816,891
                               ==========  ==========  ========   ==========



NOTES (Dollars in thousands):

   (a) Represents consideration in excess of net assets acquired.

          Consideration                $ 266,670
          Net assets acquired           (260,170)
                                       ---------
                                       $   6,500
                                       =========

   (b) Represents bank debt incurred to finance the Acquisition.















                                  Page 7                         FORM 8-K/A
                    Consolidated Statement of Income
                (In thousands, except per share amounts)

                                                            Pro Forma
                                                        -------------------
                               Registrant  Acquired    Adjust-
                              (Historical) Business    ments      Combined
                               ----------  ----------  --------   ----------

Operating revenues             $  802,820  $   66,306  $          $  869,126
                               ----------  ----------  --------   ----------
Operating expenses
  Operation and maintenance       402,362      25,230    (2,941)(c)  424,651
  Depreciation and
   amortization                    79,977       8,439       163 (d)   88,579
  General taxes                    76,208       5,368                 81,576
                               ----------  ----------  --------   ----------
                                  558,547      39,037    (2,778)     594,806
                               ----------  ----------  --------   ----------
Operating income                  244,273      27,269     2,778      274,320
Allowance for other funds used
 during construction               11,771                             11,771
Gain from eminent domain
 litigation                         6,600                              6,600
Other income                        1,844         109                  1,953
                               ----------  ----------  --------   ----------
                                  264,488      27,378     2,778      294,644
                               ----------  ----------  --------   ----------
Income deductions
  Interest expense                117,042      12,946    11,562 (e)  141,550
  Allowance for borrowed funds
   used during construction        (9,573)       (203)                (9,776)
  Amortization of debt expense      1,273                              1,273
  Preferred dividends of
   subsidiaries                     3,698                              3,698
  Other deductions                  2,341                              2,341
                               ----------  ----------  --------   ----------
                                  114,781      12,743    11,562      139,086
                               ----------  ----------  --------   ----------
Income before income taxes        149,707      14,635    (8,784)     155,558
Provision for income taxes         57,646       5,889    (3,382)(f)   60,153
                               ----------  ----------  --------   ----------
Net income (loss)                  92,061       8,746    (5,402)      95,405
Dividends on preferred stocks       3,984                              3,984
                               ----------  ----------  --------   ----------
Net income (loss) to common
 stock                         $   88,077  $    8,746  $ (5,402)  $   91,421
                               ==========  ==========  ========   ==========
Average shares of common stock
 outstanding                       33,382                             33,382
Earnings per common share on
 average shares outstanding    $     2.64                         $     2.74
                               ==========                         ==========






                                  Page 8                           FORM 8-K/A

NOTES (Dollars in thousands):

     (c) Represents reduction in operation and maintenance expenses as a result of employee reductions pursuant to the terms of the Asset
         Purchase Agreement filed with the Registrant's Current Report on
         Form 8-K on March 1, 1996.  In accordance with the Asset Purchase
         Agreement, the Registrant hired 297 employees of the Acquired
         Business which it believes to be adequate to operate the business.
         PG Energy Inc., prior to the Acquisition, was a gas and water company. As discussed in footnote (1) to the financial statements of the Acquired Business, PG Energy Inc. used allocations approved by the Pennsylvania Public Utility Commission in preparing the Statement of Income from Water Business. This adjustment reflects the difference between the allocated labor costs of $12,050 and the labor costs of $9,109 for the 297 employees hired by the Registrant.
         The table below provides detail regarding the actual headcount reductions to be achieved by the Registrant.

                                        Allocated         Actual
                                        ---------         ------
            Employees
              Administrative
               and general                     91             11
              Commercial                       91             73
              Distribution                    135            125
              Production                      103             88
                                        ---------         ------
                                              420            297
                                        =========         ======

     (d) Represents the amortization, over a period of 40 years, of the utility plant acquisition adjustment incurred in connection with the Acquisition.

     (e) Represents the interest expense on the debt incurred to finance the Acquisition and the elimination of interest expense previously allocated to the Acquired Business from PG Energy Inc. related to debt not assumed in the Acquisition.

             Debt incurred                  $266,670
             Interest rate in effect at
              commencement of facility          5.58%
                                            --------
                                              14,880
             Interest allocated by
              PG Energy, Inc.                 (3,318)
                                            --------
                                            $ 11,562
                                            ========

     (f) Represents the state and federal income tax effect on the pro forma adjustments at the Registrant's effective tax rate of 38.5%.





                                  Page 9                           FORM 8-K/A

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  ----------------------------------------



To PG Energy Inc.:

We have audited the accompanying Statement of Net Assets of Water Business of PG Energy Inc. (PGE), formerly known as Pennsylvania Gas and Water Company, (a Pennsylvania Corporation and a wholly owned subsidiary of Pennsylvania Enterprises, Inc.) as of December 31, 1995, and the related Statements of Income and Cash Flows from Water Business for the year then ended. These financial statements are the responsibility of PGE's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared pursuant to the Asset Purchase Agreement, dated as of April 26, 1995, by and between Pennsylvania Enterprises, Inc., PGE, American Water Works Company, Inc. and Pennsylvania-American Water Company, as discussed in Note 1, and are not intended to be a complete presentation of the assets and liabilities of PGE's Water Business.

In our opinion, the accompanying financial statements as of and for the year ended December 31, 1995, present fairly, in all material respects, the Net Assets of Water Business and its Income and Cash Flows pursuant to the Asset Purchase Agreement referred to in Note 1 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP



New York, N.Y.
February 23, 1996












                                  Page 10                          FORM 8-K/A

                               PG ENERGY INC.

                  Statement of Net Assets of Water Business
                           as of December 31, 1995
                            (Thousands of Dollars)

ACQUIRED ASSETS
   Utility Plant
      Water utility plant, at original cost                $373,597
      Accumulated depreciation                              (24,322)
      Acquisition adjustments                                14,538
      Construction work in progress                           1,371
                                                           --------
      Net water utility plant                               365,184
      Net common plant, at original cost                      3,557
                                                           --------
         Total utility plant                                368,741
                                                           --------
   Current Assets
      Accounts receivable
         Customers                                            7,134
         Reserve for uncollectible accounts                    (446)
      Accrued utility revenues                                4,627
      Material and supplies at average cost, net of
         reserve for obsolescence                             1,169
      Prepaid expense                                           272
                                                           --------
         Total current assets                                12,756
                                                           --------
   Deferred Charges
      Regulatory assets
        Deferred water utility billings                       9,301
        Deferred treatment plant costs and carrying charges   8,967
        Other                                                 2,320
      Unamortized debt expense                                5,165
                                                           --------
         Total deferred charges                              25,753
                                                           --------
TOTAL ACQUIRED ASSETS                                       407,250
                                                           --------
ASSUMED LIABILITIES

   Long-Term Debt (Note 3)                                  140,420
                                                           --------
   Current Liabilities:
     Current portion of long-term debt (Note 3)                 677
     Accrued interest                                         1,828
                                                           --------
                                                              2,505
                                                           --------
   Deferred Credits                                           4,155
                                                           --------
TOTAL ASSUMED LIABILITIES                                   147,080
                                                           --------
NET ASSETS OF WATER BUSINESS                               $260,170
                                                           ========

The accompanying notes are an integral part of the financial statements.

                                  Page 11                          FORM 8-K/A

                               PG ENERGY INC.

                    Statement of Income from Water Business
                      for the Year Ended December 31, 1995
                              (Thousands of Dollars)


OPERATING REVENUES                                         $ 66,306
                                                           --------
OPERATING EXPENSES:
  Operation                                                  18,447
  Maintenance                                                 6,783
  Depreciation                                                7,858
  Deferred treatment plant costs, net                           581
  Income taxes                                                5,867
  Taxes other than income taxes                               5,368
                                                           --------
    Total operating expenses                                 44,904
                                                           --------
OPERATING INCOME                                             21,402

OTHER INCOME, NET                                                87
                                                           --------
INCOME BEFORE INTEREST CHARGES                               21,489
                                                           --------
INTEREST CHARGES:
  Interest on long-term debt
    Amount equivalent to interest on assumed
      indebtedness (Note 3)                                   9,530
    Other                                                     3,318
  Other interest                                                 98
  Allowance for borrowed funds used during construction        (203)
                                                           --------
    Total interest charges                                   12,743
                                                           --------
NET INCOME FROM WATER BUSINESS                             $  8,746
                                                           ========




The accompanying notes are an integral part of the financial statements.

                                  Page 12                          FORM 8-K/A

                               PG ENERGY INC.

                 Statement of Cash Flows from Water Business
                    for the Year Ended December 31, 1995
                            (Thousands of Dollars)


CASH FLOW FROM OPERATING ACTIVITIES:
  Income from water business                               $  8,746
  Effects of noncash charges to income -
    Depreciation                                              7,858
    Deferred income taxes, net                                3,098
    Deferred treatment plant costs and carrying charges, net    581
    Other, net                                                  185
  Current assets less current liabilities, exclusive of
   current portion of long-term debt -
    Receivables and accrued utility revenues                   (736)
    Other current assets and liabilities, net                   780
  Other operating items, net                                 (2,714)
                                                           --------
      Net cash provided by operating activities              17,798
                                                           --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to utility plant                                (17,858)
  Other, net                                                   (184)
                                                           --------
      Net cash used for investing activities                (18,042)
                                                           --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Issuance of long-term debt                                    261
  Repayment of long-term debt                                  (584)
  Use of restricted funds held by trustee                     3,462
  Other, net                                                   (125)
                                                           --------
      Net cash provided from financing activities             3,014
                                                           --------
NET CASH PROVIDED BY WATER BUSINESS                        $  2,770
                                                           ========







The accompanying notes are an integral part of the financial statements.













                                  Page 13                          FORM 8-K/A

                               PG ENERGY INC.

                       NOTES TO FINANCIAL STATEMENTS


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Purpose of statements. These statements have been prepared in accordance with the Asset Purchase Agreement among Pennsylvania Enterprises, Inc. ("PEI"), PG Energy Inc. ("PGE"), a wholly-owned subsidiary of PEI formerly known as Pennsylvania Gas and Water Company, American Water Works Company Inc. ("AWWC"), and Pennsylvania-American Water Company ("Pennsylvania-American"), a wholly-owned subsidiary of AWWC (collectively the "Parties"), dated as of April 26, 1995 (the "Agreement"), providing for the sale by PEI and PGE to Pennsylvania-American of substantially all of the assets, properties and rights of PGE's water utility operations (the "Water Business").

     Under the terms of the Agreement, Pennsylvania-American made an initial cash payment to PGE on February 16, 1996, the closing date for the sale of the Water Business, of approximately $413.5 million (including a $6.5 million premium over the book value of the assets sold) consisting of $266.4 million in cash and the assumption of $147.1 million of PGE's liabilities, including $141.1 million of its long-term debt, based on an Estimated Statement of Net Assets (as such term is defined in the Agreement) of the Water Business as of December 31, 1995. This price is subject to adjustment for changes in the assets of the Water Business and the liabilities assumed by Pennsylvania-American pursuant to the Agreement between December 31, 1995, and the February 16, 1996, closing date.

     The assets and liabilities reflected in the Statement of Net Assets of Water Business comprise the following items:

     o Acquired assets of PGE as defined in the Agreement, including all the assets, properties and rights used exclusively in PGE's regulated water business.

     o Assumed liabilities as defined in the Agreement, including specified indebtedness (as described in Note 3 of the Notes to Financial Statements) and accrued interest thereon and other specified liabilities related to the Water Business.

     o The assumed liabilities do not include employee benefit liabilities assumed by Pennsylvania-American as described in
        Note 4 to the Financial Statements.

    The accompanying Statement of Income from Water Business reflects PGE's water utility operations for the year 1995. Operating revenues and expenses have been determined in accordance with the methods utilized by PGE and the Pennsylvania Public Utility Commission (the "PPUC") in establishing the revenue requirements of PGE's water utility operations. Such methods include specific identification of expenses where possible and allocation of common expenses to the water utility operations based on PPUC-approved allocation methodology. Interest charges relating to indebtedness of PGE have been allocated to the Water Business based on the relationship of the gross water utility plant that was sold to Pennsylvania-American pursuant to the Agreement to the total of PGE's gross gas and water utility plant. This is the same method as was utilized by PGE and the PPUC in establishing the

                                  Page 14                          FORM 8-K/A

revenue requirements of both PGE's gas and water utility operations. None of the dividends on PGE's preferred stock have been allocated to the Water Business.

    Nature of the Business. PGE is a regulated public utility subject to the jurisdiction of the PPUC for rate and accounting purposes. The financial statements of PGE's Water Business have been prepared in accordance with generally accepted accounting principles, including the provisions of Financial Accounting Standards Board ("FASB") Statement 71, "Accounting for the Effects of Certain Types of Regulation," which give recognition to the rate and accounting practices of regulatory agencies such as the PPUC.

    Use of Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates involve judgments with respect to, among other things, various future economic factors which are difficult to predict and are beyond the control of PGE. Therefore, actual amounts could differ from these estimates.

    Utility Plant and Depreciation. Utility plant is stated at cost, which represents the original cost of construction, including payroll, administrative and general costs, and an allowance for funds used during construction, and the plant acquisition adjustments. The plant acquisition adjustments represent the difference between the cost to PGE of plant acquired as a system and the cost of such plant when first devoted to public service. Except for approximately $340,000 recorded in 1993, which is being amortized over a ten-year period, the plant acquisition adjustments relate to acquisitions made prior to October 31, 1970, and thus are not required to be amortized for financial reporting purposes since PGE believes there has been no diminution in their value. Also, such treatment is consistent with PPUC Orders.

    Common plant assets (items used jointly in PGE's gas and water utility operations) were determined in accordance with the Agreement and represent the portion of common plant assets to be assigned to the Water Business. The Agreement provides that a specific determination of the various tangible personal property to be assigned to the Water Business shall be made prior to the February 16, 1996, closing date and, therefore, the final purchase price (as specified in the Agreement) will be based on the actual net book value of the specific assets so assigned to the Water Business, including common plant assets.

    The allowance for funds used during construction ("AFUDC") is defined as the net cost during the period of construction of borrowed funds used and a reasonable rate upon other funds when so used. Such allowance is charged to utility plant and reported as a reduction of interest expense (with respect to the cost of borrowed funds) in the accompanying Statement of Income from Water Business. AFUDC varies according to changes in the level of construction work in progress and in the sources and costs of capital. The weighted average rate for such allowance was approximately 8% in 1995.

    PGE provides for depreciation on a straight-line basis for all common plant assets and approximately 96% of the water utility plant assets and on a 4% compound interest method for the remainder of the water utility plant assets. Exclusive of transportation and work equipment, the annual provision

                                  Page 15                          FORM 8-K/A

for depreciation, as related to the average depreciable original cost of utility plant constituting the Water Business, was 1.97% in 1995.

    When depreciable property is retired, the original cost of such property is removed from the utility plant accounts and is charged, together with the cost of removal less salvage, to accumulated depreciation. No gain or loss is recognized in connection with retirements of depreciable property, other than in the case of significant involuntary conversions or extraordinary retirements.

    Revenues. PGE bills its customers based on estimated or actual meter readings on a cycle basis. Certain water customers, primarily large users, are billed monthly on a cycle that extends throughout the month. Other water customers are billed bi-monthly on cycles that extend over the bi-monthly period. The estimated unbilled amounts from the most recent meter reading dates through the end of the period being reported on are recorded as accrued revenues.

    Deferred Charges (Regulatory Assets). PGE generally accounts for and reports its costs in accordance with the economic effect of rate actions by the PPUC. To this extent, certain costs are recorded as deferred charges pending their recovery in rates. These amounts relate to previously-issued orders of the PPUC and are of a nature which, in the opinion of PGE, will be recoverable in future rates, based on such rate orders.

    Pursuant to an Order of the PPUC entered September 5, 1990, PGE deferred all operating expenses, including depreciation and property taxes, and the carrying charges (equivalent to the AFUDC relative to the four Scranton Area water treatment plants and related facilities from the dates of commercial operation of the plants until March 23, 1991, the effective date of the Scranton Area water rate increase approved by the PPUC on March 22, 1991.
By its Order entered June 23, 1993, relative to the Scranton Water Rate Area, the PPUC granted PGE's request to recover $5.8 million of costs deferred relative to the Scranton Area water treatment plants and related facilities over a ten-year period beginning June 23, 1993, of which $1.5 million had been recovered as of December 31, 1995.

    Similarly, as permitted by an Order of the PPUC entered September 24, 1992, PGE deferred all operating expenses, including depreciation and property taxes, and the carrying charges relative to the Crystal Lake Water Treatment Plant and related facilities from August 3, 1992 (the date of commercial operation of that plant), until March 9, 1993, the effective date of the water rate increase approved by the PPUC on February 25, 1993, for customers in PGE's Spring Brook Water Rate Area served exclusively by the Crystal Lake Water Treatment Plant. Additionally, in accordance with an Order of the PPUC entered July 28, 1993, PGE deferred all expenses and the carrying charges relative to the Ceasetown and Watres Water Treatment Plants and related facilities, until December 16, 1993, the effective date of the water increase for customers served by the Ceasetown and Watres Water Treatment Plants approved by the PPUC on December 15, 1993. A total of $4.6 million of costs relative to these plants and related facilities was deferred pursuant to the respective PPUC Orders permitting the deferral of such costs.

    As contemplated by the PPUC's Orders of September 24, 1992, and July 28, 1993, PGE planned to seek recovery of these costs, which total $4.6 million, in its next rate increase request relative to the Spring Brook Water Rate Area. Although it cannot be certain, PGE believes that the recovery of such costs will be allowed by the PPUC in future rate increases, particularly in

                                  Page 16                          FORM 8-K/A

view of the PPUC's action allowing the recovery of the costs deferred with respect to the Scranton Area water treatment plants and related facilities.

    The PPUC has, in certain orders more fully described in Note 2 of the Notes to Financial Statements, granted rate increases to PGE designed to be phased-in over multiple periods under the terms of qualified phase-in plans pursuant to the provisions of FASB Statement 92 entitled "Regulated Enterprises-Accounting for Phase-in Plans". PGE has recorded a deferred charge representing the revenue which will be recovered from customers in subsequent years in accordance with the terms of such PPUC Orders. As of December 31, 1995, $9.3 million of such revenue was deferred pending recovery from PGE's customers.

    The following deferred charges are included as "Other" regulatory assets as of December 31, 1995 (in thousands of dollars):

    Preliminary survey and investigation charges                 $  878
    Cold weather maintenance charges                                521
    Deferred water rate case expense                                266
    Pre-operating costs - Crystal Lake Water Treatment Plant        251
    Unaccounted for water study                                     100
    Jobbing work in progress                                         97
    Retirement work in progress                                      93
    Management audit charges                                         80
    Other                                                            34
                                                                 ------
                                                                 $2,320
                                                                 ======

    Income Taxes. The provision for income taxes as of December 31, 1995, consists of the following components (in thousands of dollars):

    Included in operating expenses:
      Currently payable -
        Federal                                             $ 1,907
        State                                                   862
                                                            -------
          Total currently payable                             2,769
                                                            -------
      Deferred, net -
        Federal                                               2,841
        State                                                   257
                                                            -------
          Total deferred, net                                 3,098
                                                            -------
          Total included in operating expenses                5,867
                                                            -------
    Included in other income, net:
      Currently payable -
        Federal                                                  17
        State                                                     5
                                                            -------
          Total currently payable                                22
                                                            -------





                                  Page 17                          FORM 8-K/A

      Deferred, net -
        Federal                                                   -
        State                                                     -
                                                            -------
          Total deferred, net                                     -
                                                            -------
          Total included in other income, net                    22
                                                            -------
          Total provision for income taxes                  $ 5,889
                                                            =======

    The components of deferred income taxes for 1995 (in thousands of dollars) included in the accompanying Statement of Income from Water Business, which are recorded consistent with the treatment allowed by the PPUC for ratemaking purposes, are as follows:

    Excess of tax depreciation over depreciation
     for accounting purposes                                $ 2,165
    Deferred treatment plant costs                             (369)
    Deferred water utility billings                            (292)
    Contributions and advances for construction                 981
    Other, net                                                  613
                                                            -------
          Total deferred taxes, net                         $ 3,098
                                                            =======
    Included in:
      Operating expenses                                    $ 3,098
      Other income, net                                           -
                                                            -------

          Total deferred taxes, net                         $ 3,098
                                                            =======

    The total provision for income taxes shown in the accompanying statement of income differs from the amount which would be computed by applying the statutory federal income tax rate to income before income taxes. The following table summarizes the major reasons for this difference in 1995 (in thousands of dollars):

    Income before income taxes                              $14,635
                                                            =======
    Tax expense at statutory federal
      income tax rate                                       $ 5,122
    Increases (reductions) in taxes
      resulting from -
        State income taxes, net of
          federal income tax benefit                            760
        Other, net                                                7
                                                            -------
      Total provision for income taxes                      $ 5,889
                                                            =======

    Long Lived Assets. In March 1995, FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets", was issued. The provisions of this statement, which are effective for fiscal years beginning after September 15, 1995, require that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for impairment whenever events occur or changes in circumstances indicate that the carrying amount of the assets may
                                  Page 18                          FORM 8-K/A

not be recoverable. In addition, FASB Statement 121 requires that regulatory assets meet the recovery criteria of FASB Statement 71, "Accounting for Effects of Certain Types of Regulation", on an ongoing basis in order to avoid a writedown. The implementation of FASB Statement 121 in 1996 is not expected to have any significant impact on the Water Business since the carrying amount of all assets, including regulatory assets, is considered recoverable.

(2)  RATE MATTERS

    Scranton Area. By Order adopted March 22, 1991, the PPUC granted PGE an approximate 110% rate increase effective March 23, 1991, for the Scranton Water Rate Area that was designed to produce $15.0 million of additional annual revenue to be phased-in over a two-year period under the terms of a qualified phase-in plan, pursuant to Financial Accounting Standards Board ("FASB") Statement 92 entitled "Regulated Enterprises-Accounting for Phase-in Plans." In accordance with said Order, PGE deferred the billing of $4.7 million of the increased revenue recorded during the period March 23, 1991, through March 22, 1992. Effective March 23, 1992, PGE began to bill such $4.7 million by means of a surcharge that will be in effect during the period through March 22, 2001, and as of December 31, 1995, $1.9 million had been so billed to its Scranton Water Rate Area customers.

    On September 25, 1992, PGE filed an application with the PPUC seeking a water rate increase, designed to produce $9.9 million in additional annual revenue. This rate increase request involved the approximately 56,000 customers in PGE's Scranton Water Rate Area at such date. By Order entered June 23, 1993, the PPUC rejected the proposed rate increase in its entirety "due to inadequate service" (i.e., water quality). However, by the same Order, the PPUC granted PGE the alternative of a rate increase designed to produce an additional $5.0 million in annual revenue, provided that PGE dedicate the entire increase to augment the improvements to its water distribution system until "the demonstration by [PGE] to [the PPUC] that it is providing adequate service." PGE accepted this alternative and placed such $5.0 million rate increase into effect as of June 23, 1993.

    On August 19, 1993, the PPUC approved a settlement agreement (the "Settlement Agreement") resolving certain disputed issues relating to its June 23, 1993, Order. The Settlement Agreement provided, among other things, for (i) modification by the PPUC of its June 23, 1993, Order to reduce the amount of the revenue increase that it ordered be dedicated to distribution system improvements by the related income taxes and other expenses and the $319,000 additional expense for retiree health care and life insurance benefits that the PPUC allowed PGE in its revenues (which resulted in the requirement for an additional annual expenditure for distribution system improvements by PGE of $2.5 million), (ii) the agreement by PGE (with which it was in compliance as of December 31, 1995) to spend a total of $4.9 million annually (an additional $2.5 million over its actual average annual expenditure of $2.4 million during the three-year period ended June 30,
1993) for distribution system improvements in the Scranton Water Rate Area until the PPUC is satisfied that PGE is providing adequate service, (iii) the modification by the PPUC of its June 23, 1993, Order to restore the Hollister Reservoir to PGE's rate base, and (iv) the withdrawal by PGE and the Office of Consumer Advocate (the "OCA") of their appeals to the Commonwealth Court of Pennsylvania regarding the PPUC's June 23, 1993, Order.



                                  Page 19                          FORM 8-K/A

    Spring Brook Water Rate Increase. Crystal Lake Service Area. On June 30, 1992, PGE filed an application with the PPUC seeking a water rate increase, designed to produce $4.4 million in additional annual revenue.
This rate increase request involved the approximately 5,000 customers in the Spring Brook Water Rate Area served exclusively by the Crystal Lake Water Treatment Plant, which became fully operational in August, 1992. On December 15, 1992, PGE and certain parties filing objections to the rate increase request reached a settlement providing for an approximate 130% rate increase designed to produce $2.0 million of additional annual revenue to be phased-in over a two-year period under the terms of FASB Statement 92. The settlement provided that $1.1 million of the increased revenue (an approximate 72% increase in rates) was to be realized through an immediate rate increase and that the remaining $900,000 in increased revenue (an additional 58% increase in rates) was to be realized through another rate increase one year later (i.e., at the beginning of year two of the phase-in period). The settlement also specified that the $900,000 in revenue that would be deferred during the first year of the phase-in period, as well as an approximate $243,000 in related carrying charges, was to be collected from customers in the form of a surcharge in years three through five of the phase-in period. By Order adopted February 25, 1993, the PPUC approved the settlement effective March 9, 1993.

    In accordance with the provisions of FASB Statement 92, PGE commenced recording the entire $2.0 million increase in annual revenue allowed by the PPUC as additional revenue beginning March 9, 1993, along with the related carrying charges on revenue deferred in accordance with the phase-in plan. However, pursuant to the terms of the settlement, PGE deferred the billing of approximately $900,000 of the increased revenue recorded during the first year of the phase-in period (i.e., the period March 9, 1993, through March 8, 1994). Effective March 9, 1995, PGE began to bill, by means of the surcharge that will be in effect in years three through five of the phase-in period, the approximate $900,000 that has been so deferred, as well as the related carrying charges and as of December 31, 1995, $293,000 had been so billed to its Crystal Lake service area customers.

    Ceasetown and Watres Service Areas. On April 29, 1993, PGE filed an application with the PPUC seeking a water rate increase, designed to produce $19.5 million in additional annual revenue. This rate increase request involved approximately 59,300 customers in PGE's Spring Brook Water Rate Area, principally those customers (i) served by the Ceasetown Water Treatment Plant which was placed in service on March 31, 1993, (ii) served by the Watres Water Treatment Plant which was placed in service on September 30, 1993, (iii) served jointly by the Ceasetown and Watres Water Treatment Plants, and (iv) who are served exclusively by the Nesbitt Water Treatment Plant. On September 23, 1993, PGE, the PPUC Office of Trial Staff, the OCA and the Office of Small Business Advocate filed a settlement petition (the "Settlement Petition") with the Administrative Law Judge ("ALJ") assigned to conduct the investigation of the rate increase request. This Settlement Petition provided for an overall 119% rate increase involving approximately 44,900 customers, principally those served either exclusively or jointly by the Ceasetown and Watres Water Treatment Plants, that was designed to produce $11.9 million of additional annual revenue to be phased-in over a two-year period under the terms of a qualified phase-in plan, pursuant to FASB Statement 92. Under the terms of the Settlement Petition, except for approximately 200 customers who were previously served jointly by the Hillside and Nesbitt Water Treatment Plants, none of the approximately 14,600 customers served exclusively by the Nesbitt Water Treatment Plant would receive an increase. The Settlement Petition further provided that
                                  Page 20                          FORM 8-K/A

$6.4 million of the increased revenue (an approximate 65% increase in rates) was to be realized through an immediate rate increase and that the remaining $5.5 million of the increased revenue (an additional 54% increase in rates) was to be realized through a further rate increase one year later (i.e., at
the beginning of year two of the phase-in period).   The Settlement Petition
also specified that the $5.5 million in revenue that was to be deferred during the first year of the phase-in period, as well as an approximate $1.3 million in related carrying charges, was to be collected from customers in the form of a surcharge in years three through five of the phase-in period. By Order adopted December 15, 1993, the PPUC approved the Settlement Petition effective December 16, 1993.

    In accordance with the provisions of FASB Statement 92, PGE commenced recording the entire $11.9 million increase in annual revenue allowed by the PPUC as additional revenue beginning December 16, 1993, along with the related carrying charges on revenue deferred in accordance with the phase-in plan. However, pursuant to the terms of the settlement, PGE deferred the billing of $5.3 million of the increased revenue recorded during the first year of the phase-in period (i.e., the period December 16, 1993, through December 15, 1994). The amount so deferred was $200,000 less than the $5.5 million originally estimated because of slightly lower than anticipated consumption. Effective December 16, 1995, PGE began to bill the $5.3 million that had been so deferred, as well as the related carrying charges, by means of the surcharge that will be effective in years three through five of the phase-in period and as of December 31, 1995, $17,000 had been so billed to its Ceasetown/Watres service area customers.

(3)  LONG-TERM DEBT

    Long-term debt at December 31, 1995, and the interest thereon during the year ended December 31, 1995, were as follows (in thousands of dollars):

                                               Long-term
                                                  debt      Interest *
                                               ---------    --------
  First mortgage bonds -
    6.05 % Series, due 2019                    $  19,000    $  1,150
    7.00 % Series, due 2017                       30,000       2,100
    7.125% Series, due 2022                       30,000       2,106
    7.20 % Series, due 2017                       50,000       3,600
                                               ---------    --------
                                                 129,000       8,956
  Notes -
    Water facility loans, (at interest rates ranging
      from, 1.764% to 7.382%, repayable in
      installments through 2012)                  12,097         574

  Less current maturities                           (677)          -
                                               ---------    --------
    Total long-term debt                       $ 140,420    $  9,530
                                               =========    ========

* See Note 1, Summary of Significant Accounting Policies-Purpose of Statements, regarding the allocation of interest charges to the Water Business.



                                  Page 21                          FORM 8-K/A

    All of the obligations of PGE and PEI with respect to such debt were assigned to and assumed by Pennsylvania-American on February 16, 1996, in connection with its purchase of the Water Business on that date.

    7.125% Series First Mortgage Bonds. On December 22, 1992, the Luzerne County Industrial Development Authority (the "Authority") issued $30.0 million of its 7.125% Exempt Facilities Revenue Bonds, 1992 Series B (Pennsylvania Gas and Water Company Project)(the "1992 Series B Bonds") and, in connection therewith, PGE issued $30.0 million of its 7.125% Series First Mortgage Bonds to PNC Bank (formerly Northeastern Bank of Pennsylvania), as trustee (the "IDA Trustee") for the 1992 Series B Bonds, as security for the 1992 Series B Bonds. The proceeds from the issuance of the 1992 Series B Bonds were deposited in a construction fund held by the IDA Trustee for the 1992 Series B Bonds, pending their utilization to finance the construction of various additions and improvements to PGE's water facilities for which construction commenced subsequent to September 23, 1992. During 1995 the remaining $3.4 million (including investment income) held by the IDA Trustee and available to PGE to finance the construction of qualified water facilities was so utilized.

   Maturities and Sinking Fund Requirements. As of December 31, 1995, the aggregate annual maturities (in thousands of dollars) of long-term debt for each of the next five years ending December 31, all of which related to the water facility loans, were:

                             Year                    Amount
                             ----                    ------
                             1996                    $  677
                             1997                    $  710
                             1998                    $  728
                             1999                    $  766
                             2000                    $  807

(4)  POSTEMPLOYMENT BENEFITS

Pension Benefits

    PGE's retirement plan is a trusteed, noncontributory, defined benefit pension plan which covers substantially all employees. Pension benefits are based on years of service and average final salary. PGE's funding policy is to contribute an amount necessary to provide for benefits based on service to date, as well as for benefits expected to be earned in the future by current participants. To the extent that the present value of these obligations is fully covered by assets in the trust, a contribution may not be made for a particular year.

    Net pension costs relative to the Water Business, including amounts capitalized, was $288,000 in 1995. The following items were the components of such net pension costs for the year 1995 (in thousands of dollars):

    Present value of benefits earned during the year       $    351
    Interest cost on projected benefit obligations            1,193
    Return on plan assets                                    (1,228)
    Net amortization and deferral                               (28)
                                                           --------
        Net pension cost                                   $    288
                                                           ========

                                  Page 22                          FORM 8-K/A

    The assumptions used in determining pension obligations for 1995 were:

         Discount rate                                         7.00 %
         Expected long-term rate of return on plan assets 9.00 % Projected increase in future compensation levels 5.00 %

    Under the terms of the Agreement regarding the sale of PGE's water utility operations to Pennsylvania-American, on February 16, 1996, Pennsylvania-American assumed the accumulated benefit obligations relating to employees of PGE who accepted employment with Pennsylvania-American (the "Transferred Employees"). In this regard, plan assets in an amount equal to the actuarial present value of accumulated plan benefits relative to the Transferred Employees, totaling an estimated $2.7 million at December 31, 1995, will be transferred to the AWWC pension plan.

Other Postretirement Benefits

    In addition to pension benefits, PGE provides certain health care and life insurance benefits for retired employees. Substantially all of PGE's employees may become eligible for those benefits if they reach retirement age while working for PGE. PGE records the cost of retiree health care and life insurance benefits as a liability over the employees' active service periods instead of on a benefits-paid basis.

    The following items were the components of the net cost of postretirement benefits other than pensions relative to the Water Business for the year 1995 (in thousands of dollars):

    Present value of benefits earned during the year     $    103
    Interest cost on accumulated benefit obligation           473
    Return on plan assets                                     (57)
    Net amortization and deferral                             320
                                                         --------
    Net cost of postretirement benefits other than pensions   839
    Less disbursements for benefits                          (453)
                                                         --------
    Increase in liability for postretirement benefits other
      than pensions                                      $    386
                                                         ========

    The assumptions used in determining other postretirement benefit obligations for 1995 were:
         Discount rate                                         7.00 %
         Expected long-term rate of return on plan assets 9.00 % Projected increase in future compensation levels 5.00 %

    It was also assumed that the per capita cost of covered health care benefits would increase at an annual rate of 9% in 1996 and that this rate would decrease gradually to 5-1/2% for the year 2003 and remain at that level thereafter. The health care cost trend rate assumption had a significant effect on the amounts accrued. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point in each year would increase the aggregate of the service and interest cost components of the net cost of postretirement benefits other than pensions for the year 1995 by approximately $50,000.



                                  Page 23                         FORM 8-K/A

    Under the terms of the Agreement regarding the sale of PGE's water utility operations to Pennsylvania-American, on February 16, 1996, Pennsylvania-American assumed the accumulated benefit obligation relating to the Transferred Employees, as well as 45% of PGE's retired employees as of that date. In this regard, it is estimated that plan assets approximating $1.4 million as of December 31, 1995, will be transferred to trusts established by Pennsylvania-American to fund the accumulated plan benefits relative to the Transferred Employees and 45% of PGE's retired employees as of February 16, 1996.

Other Postemployment Benefits

    In December, 1992, FASB Statement 112, "Employers' Accounting for Postemployment Benefits," was issued. The provisions of this statement require the recording of a liability for postemployment benefits (such as disability benefits, including workers' compensation, salary continuation and the continuation of benefits such as health care and life insurance) provided to former or inactive employees, their beneficiaries and covered dependents.

(5) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of long-term debt was equal to its actual recorded value on December 31, 1995, since such debt was assumed by Pennsylvania-American on February 16, 1996, at its recorded value.